Exhibit (a)(5)(H)

Syncona Limited Portfolio Company Successfully Completes Tender Offer and Acquisition of Applied Genetic Technologies Corporation

GAINESVILLE, Fla., and CAMBRIDGE, Mass., December 1, 2022 – Applied Genetic Technologies Corporation (“AGTC” or the “Company”) (Nasdaq: AGTC), announced today the successful completion of the previously announced tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of AGTC by a portfolio company of Syncona Limited (LON: SYNC) (“Syncona”). The Offer, as extended, expired at 5:00 p.m., Eastern Time, on November 30, 2022, and the acquisition was completed through a merger under Section 251(h) of the General Corporation Law of the State of Delaware. Pursuant to the terms of the definitive merger agreement, AGTC stockholders are entitled to receive $0.34 per share in cash at closing, plus up to an additional $0.73 per share payable pursuant to contingent value rights (CVRs) upon the achievement of specified milestones.

As a result of the merger, AGTC has become an indirect, wholly owned subsidiary of Syncona Limited. In the merger, each share of AGTC (other than those shares held by Syncona or AGTC or any of their respective subsidiaries or shares held by any stockholder who properly demand appraisal under Delaware law) was cancelled and converted into the right to receive the same consideration, without interest, less any applicable withholding taxes, that was paid in the Offer. As of November 30, 2022, the common stock of AGTC will no longer be listed for trading on the Nasdaq Global Stock Market.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is designing and constructing critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs in XLRP and ACHM CNGB3 leverage its technology platform to potentially improve vision for patients with inherited retinal diseases. Its preclinical programs build on the AGTC’s AAV manufacturing technology and scientific expertise. AGTC is advancing multiple pipeline candidates to address substantial unmet clinical needs in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Bionic Sight, Inc., an innovator in the emerging field of optogenetics and retinal coding, and Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology.

About Syncona Limited

Syncona's purpose is to invest to extend and enhance human life. We do this by founding and building companies to deliver transformational treatments to patients in areas of high unmet need.

Our strategy is to found, build and fund companies around exceptional science to create a diversified portfolio of 15-20 globally leading healthcare businesses for the benefit of all our stakeholders. We focus on developing treatments for patients by working in close partnership with world-class academic founders and management teams. Our balance sheet underpins our strategy enabling us to take a long-term view as we look to improve the lives of patients with no or poor treatment options, build sustainable life science companies and deliver strong risk-adjusted returns to shareholders.

Forward-looking Statements

This communication contains forward-looking statements. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. These forward-looking statements include, without limitation, statements related to the anticipated benefits of the acquisition of the Company, the anticipated contingent value right payments, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks relating to product development and commercialization and demand for AGTC’s products (and, as such, uncertainty that the milestones for the contingent value right payments may not be achieved); and other risks related to Company’s business detailed from time-to-time under the caption “Risk Factors” and elsewhere in Company’s SEC filings and reports, including its Annual Report on Form 10-K for the year ended June 30, 2022 and subsequent quarterly and current reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this report as a result of new information, future events or changes in their expectations, except as required by law.

# # #

IR Contact:

David Carey

Lazar FINN Partners

T: (212) 867-1768

david.carey@finnpartners.com

Corporate Contact:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com